Exhibit 2.3
GUARANTY OF PAYMENT
     This Guaranty (this “Guaranty”) is made as of February 9, 2007 by American Real Estate Partners, L.P., a Delaware limited partnership (the “Guarantor”), in favor of Lear Corporation, a Delaware corporation (the “Company”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement (as defined below).
     WHEREAS, as an inducement to the Company’s willingness to enter into the Agreement and Plan of Merger (the “Agreement”), dated February 9, 2007, by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Company, Guarantor has agreed to guarantee the performance of Parent and Merger Sub, respectively, of their Obligations (as defined below) under the Agreement.
NOW, THEREFORE, the Guarantor hereby agrees with the Company as follows:
     Section 1. Guaranty of Obligations. The Guarantor hereby irrevocably and unconditionally guarantees to Company the payment by Parent and Merger Sub of their obligations, if any, to the Company pursuant to Section 7.4(f) of the Agreement (the “Obligations”). This Guaranty is an absolute, unconditional and continuing guarantee of the payment, and not a guarantee of collection.
     Section 2. Representations and Warranties. The Guarantor represents and warrants that:
          (a) Organization and Good Standing. The Guarantor is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.
          (b) Due Qualification. The Guarantor is duly qualified to do business and is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to so qualify to obtain such licenses and approvals or to preserve and maintain such qualification, licenses or approvals could not reasonably be expected to give rise to a material adverse effect with respect to the Guarantor.
          (c) Power and Authority; Due Authorization. The Guarantor has all necessary limited partnership power and authority to execute and deliver this Guaranty and to perform all its obligations hereunder. The execution, delivery and performance of this Guaranty has been duly authorized by all necessary limited partnership action.
          (d) Binding Obligations. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          (e) No Conflict or Violation. The execution, delivery and performance of this Guaranty, and the fulfillment of the terms hereof, will not (i) conflict with, violate, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the certificate of limited partnership or Agreement of Limited Partnership, as amended, of the Guarantor or (B) any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which the Guarantor is a party or by which it or any of its properties is bound or (ii) conflict with or violate any federal, state, local or foreign law or any decision, decree, order, rule or regulation applicable to the Guarantor or any of its properties of any court or of any federal, state, local or foreign regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Guarantor or any of its properties, except such conflict or violation described in clause (i)(B) and clause (ii), individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty or the validity or enforceability of this Guaranty.
     Section 3. Guarantor’s Acknowledgment. The Guarantor hereby acknowledges that the Company entered into the transactions contemplated by the Agreement in reliance upon the execution of this Guaranty.
     Section 4. Termination of Guaranty. The Guarantor’s obligations hereunder shall continue in full force and effect until the closing of the transactions contemplated by the Agreement or the termination thereof as provided therein (except that Section 1 hereof shall survive such termination).
     Section 5. Successors and Assigns. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by the Company and its respective successors, transferees and assigns. The Guarantor may not assign or transfer any of its obligations hereunder without the prior written consent of the Company.
     Section 6. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Company. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     Section 7 Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telecopied or telexed notice, when transmitted, answer back received, addressed as follows: (i) if to the Guarantor, White Plains Plaza, 445 Hamilton Avenue — Suite 1210, White Plains, NY 10601, Attention: Felicia Buebel, Esq., Facsimile: (914) 614-7001 and (ii) if to Company, at its address for notices set forth in the Agreement.
     Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the laws of another jurisdiction).
     Section 9. Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware chancery or federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Guaranty, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Guaranty or any transaction contemplated by this Guaranty in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Guaranty or any transaction contemplated by this Guaranty. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Guaranty or the transactions contemplated hereby in Delaware chancery or federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     Section 10. WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS GUARANTY, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OF EITHER OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS GUARANTY, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     Section 11. Counterparts. This Guaranty may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.
     Section 12. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. No failure on the part of the Company to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of the Guarantor hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of the guaranty, the amount of such liability shall, without any further action by the Guarantor be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for ease of reference only and shall not affect the meaning of the relevant provisions.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

AMERICAN REAL ESTATE PARTNERS, L.P.
By:	American Property Investors, Inc., its general partner

By:	/s/ Hillel Moerman

Name: Hillel Moerman
Title: Chief Financial Officer

LEAR CORPORATION

By:	/s/ Robert E. Rossiter

Name: Robert E. Rossiter
Title: Chairman and Chief Executive Officer
[Signature Page to Guaranty]

4